CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2025, relating to the financial statements and financial highlights of National Security Emerging Markets Index ETF, a series of Northern Lights Fund Trust IV, which are included in Form N-CSR for the period ended November 30, 2024, and to the references to our firm under the headings “Fund Service Providers”, and “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings”, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company Ltd

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 24, 2025

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